Exhibit 10.1

EXCLUSIVE DISTRIBUTION AND MANUFACTURING AGREEMENT

This Exclusive Distribution Agreement (the "Agreement") is made by and between Sequiam Biometrics Inc. with offices at 300 Sunport Lane, Orlando Florida, 32809, hereinafter referred to as "Manufacturer"), and CJCC from 337 Shandong Rd.(Central), Shanghai 200001, P.R.C. (hereinafter referred to as “Distributor").

Whereas, the parties hereto enter into an agreement on an exclusive basis to govern the distribution of Manufacturer's products and services as listed in Exhibit A attached and sale to this Agreement (hereinafter called "Product”).

Now therefore, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows:

Article 1 - Appointment

1.1	Manufacturer Appointment:

Manufacturer hereby appoints Distributor for the term of this Agreement, as its exclusive Distributor for the Products in (the "Territory"). Distributor hereby accepts such appointment and agrees to purchase from Manufacturer all of its requirements for the Products for sale in the territory in the terms of this Agreement. The Territory is defined to include the following regions: Asia.

Distributor Appointment:

Distributor hereby appoints Manufacturer for the term of this Agreement, as its exclusive biometric design and manufacturer and to design and manufacture the Products. Manufacturer hereby accepts such appointment and agrees to design and build biometric products for the distributor beginning with the products listed in Exhibit A.

1.2	Distributor agrees not to modify/change or alter Products without prior written approval of Manufacturer.

Article 2 - Term, Performance and Payment

2.1	The terms of this Agreement shall be from April 15th, 2006 until April 15th, 2011.

Thereafter, this agreement shall be renewed for additional terms of twenty-four (24) consecutive months, unless one party provides the other written notice of termination at least ninety (90) days prior to the expiration of the then current term. Any expiration or termination shall not modify or alter any of the rights or obligations of the parties which arose prior to such expiration or termination.

2.2
Distributor shall invest the sum of $150,000 USD in exchange for an equally valued sum of Sequiam Corporation Common Stock. The purchase price of the stock shall be based on the average of the last 5 trading days the stock was actively traded.

2.3	Manufacturer will provide 3 working prototypes of the Product on or before June 30th 2006.

Article 3 - Termination

3.1	Events of Default. Either party may terminate this Agreement if:

3.1.1
The other party breaches any material term or condition of this Agreement and fails to cure such breach within sixty (60) days after the due date (with respect to any payment default) or within ninety (90) days after receipt of written notice for any other breach;

3.1.2
The other party files a voluntary or is subject to an involuntary petition in bankruptcy, commences a liquidation and dissolution or voluntarily assigns its assets for the benefit of creditors. In this event Manufacturer becomes insolvent technical documentation will be provided to Distributor, documentation will only be sufficient to provide technical support not build compatible or similar hardware units.

3.2.1
No Damages for Termination. Neither party will be liable to the other for damages of any kind, including incidental or consequential damages, on account of the termination or expiration of this agreement in accordance with its terms. Both manufacturer and Distributor waives any right it may have to receive any compensation or reparations on termination or expiration of this agreement, other than as expressly provided in this Agreement. Manufacturer ownership rights of the products shown in Exhibit A survive this agreement.

3.2.2
All material provided by Manufacturer in possession by Distributor should be Returned to the Manufacturer within 14 days of contract terminating. These include but not limited to computer equipment, design documents, test and diagnostic equipment. Distributor can retain any inventory that has been paid for in full on or before the date of termination.

Article 4 - Distributor’s Duties

4.1
Delivery. Manufacturer will use all commercially reasonable efforts to deliver the Products in accordance with any purchase order. Risk of loss or damage to the Products delivered by Manufacturer passes to Distributor on delivery by the Manufacturer to the common courier.

4.2
Price. The price to be paid by Distributor for any Product purchased from Manufacturer will as outlined in Distributor price list. Unless otherwise stated, prices are listed and are payable in United States Dollars. Prices are inclusive of those items specifically identified on Exhibit A and exclusive of any item not so specified or described. In addition to the purchase price, Distributor will pay any costs which Manufacturer may incur or pre-pay (without any obligation on Manufacturer to do so) on behalf of or for the benefit of Distributor, including, without limitation, and export duties, shipping handling.

4.3
Price Changes. Except as otherwise agreed, the prices are subject to change from time to time at the sole discretion of Manufacturer. Manufacturer agrees to use its reasonable effort to inform Distributor of any anticipated price changes in advance. Any price change will be effective thirty (30) days after written notice from Manufacturer and will apply to all the Products ordered by Distributor after the effective date of the change. If Manufacturer reduces any product price or offers increased discounts, Manufacturer will credit Distributor within thirty 30 days the difference between the original product price and the reduced product price for Distributor's product inventory, including and limited to: (i) any Manufacturer product in transit to Distributor, (ii) any product in Distributor inventory that was purchased within the previous thirty (30) day period. In the event that Manufacturer increases the price of the product to Distributor, Manufacturer has the right to limit the purchase quantities.

4.31	Pricing. Product pricing for products not described or priced within Exhibit A shall be priced to Distributor as described in the following formula:
((Product cost + 16% manufacturers burden) + 19%)

4.32	Cost Disclosure. Manufacturer will fully disclose the cost of all the materials that comprise products manufactured under this agreement.

4.4	Payment.

4.4.1	Distributor must pay for and must accept all the Products shipped by Manufacturer pursuant to Distributor purchase orders.

4.4.2
Payment of any sums due to Manufacturer hereunder must be made by wire transfer or cleared check in United States Dollars. Unless otherwise agreed in writing, Distributor must pay in full to Manufacturer the applicable purchase price plus all additional costs (including such items as duties, tax, freight, etc.).

4.5
Promotion. Distributor will actively promote the sale of the Products in the Territory to the best of its ability. Distributor will provide information and advice to promote the sale of the Products in the Territory. The Distributor shall provide a schedule of planned events (for the duration of this Agreement) to the Manufacturer within sixty (60) days of the date hereof. The Manufacturer will coordinate with the Distributor joint participation at certain events as deemed necessary by the Distributor.

4.6
Reporting. Distributor shall keep Manufacturer informed of Distributor activities and of market conditions within the Territory through monthly sales reports that provide Customer identity and location.

4.7	Support Services.

4.7.1
Distributor shall provide and maintain, at its own expense, adequate customer service facilities and properly trained staff to carry out first line support of the Products in the Territory, including but not limited to, reasonable telephone support of Customers, diagnosis of reported problems with the Products purchased by the Customer. Distributor will also implement all support programs and upgrade procedures for the Products as required by Manufacturer from time to time. Manufacturer will provide hardware support as described in the warranty section of this agreement.

Article 5 - Manufacturer's Rights

5.1	Right of Inspection. Manufacturer shall have the right, at reasonable times during business hours, to inspect the sales and customer records of Distributor with 2 working days prior written notice.

5.2	Change of Design.

5.2.1
Manufacturer may, at any time and without liability to Distributor, improve, modify or discontinue any Product or feature of any Product. Manufacturer will not be obliged to make any change or upgrade in any Product shipped to Distributor prior to the official introduction of any change to the same. Manufacturer may, without liability to Distribute, fill any order placed by Distributor for any given Product by substituting therefore a modified or changed version of the same, so long as there is no significant loss of performance and/or functionality by reason of the substitution.

5.3	Distributors will have no access to Manufacturers servers.

5.4	All customer lists related to the Product will be shared by the Manufacturer and the Distributor. Both parties will be granted reasonable access to this information if and when necessary.

Article 6 -Returns

6.1
Defective Product. Distributor may return any Product to Manufacturer that Distributor or its customer finds defective. If Distributor has insufficient inventory to replace customers defective merchandise Distributor shall immediately place an offsetting purchase order greater or equal to the return amount.

Article 7 -Trademarks, Copyrights And Trade Secrets

7.1
Use. All of the Products which are sold by Distributor directly or indirectly must bear an authorized trademark of the Manufacturer. Distributor may private label product at Distributors own expense as long as the Manufacturer’s trademark is still present on the product.

7.2
Copying Prohibited. Distributor may not modify, copy or otherwise reproduce in any way or form any Product Software or Hardware (including materials and any other documentation) supplied with any Product sold hereunder. Distributor shall, and shall cause all Customers to, maintain the integrity of all copyright and trademark notices of Manufacturer imbedded in the Products including use, duplication.

7.3	Distributor's obligations under this license shall survive the termination of this Agreement, regardless of the cause of termination.

7.4
Copyright Protection. Distributor acknowledges that the product firmware is entitled to protection under the copyright laws of the United States of America and other jurisdictions in the Territory (collectively, the "Copyright Laws").

7.5	Confidentiality.

Each party shall keep all proprietary and confidential information of the delivering party, including, without limitation, its business, prospects, technical know-how, methods, procedures, data, specifications, designs, software code, and formulas not previously disclosed (the "Information") received by it or its agents, affiliates, representatives or employees confidential and shall not, without the delivering party's prior written consent, disclose or use, or permit the disclosure or use by its agents, affiliates, representatives or employees of, any such Information, other than in connection with its duties under this Agreement. Moreover, each party agrees to reveal the Information to its agents, affiliates, representatives and employees more solely for the purpose of performing this Agreement, to inform such persons of the confidential nature of the Information and obtain the agreement of such persons to act in accordance with the terms and conditions of this Section.

Article 8 - Intellectual Property Infringement

8.1	Notice. Each party will promptly notify the other in writing if the party has notice of:

8.1.1	any infringement of any patent, trademark, copyright, trade secret or other intellectual property rights vested in the Manufactures (the "Intellectual Property Rights") related to the Products; and/or

8.1.2	any actual or potential claim which use of the Products may infringe on the actual or alleged Intellectual Property Rights of any other person or entity.

8.2
Indemnity. Manufacturer shall have no liability whatsoever with respect to any alleged infringement where the Product sold by Distributor has been used in a manner for which it was not intended by Manufacturer or where any alleged infringement results from a modification of any of such Product, or parts thereof, after its sale by Manufacturer to Distributor.

Article 9 - Manufacturer's Warranties

9.1
Manufacturer's Warranties. Manufacturer warrants to Distributor, and not its customers, end users, agents or representatives, that the Products will perform in accordance with Manufacturer's Warranty Policy as in effect from time to time. The current version of such Warranty Policy is shown in Exhibit B hereto and shall be the only warranty under this Agreement until a new warranty is provided to Distributor in writing signed by an authorized officer of Manufacturer. Any replacement warranty will be provided in advance to distributor for approval who will not unreasonably withhold a response. Distributor will provide a response within 3 business days.

Article 10- Manufacturer's Liability

10.1.1
Manufacturer shall not have any liability to Distributor or any Customer, in tort, contract or otherwise, for claims, losses, damages or injuries arising out of the design, manufacture, sale, use, licensing or performance of any of the Products or in connection with any matter of any nature arising out of or in connection with this Agreement.

NOTWITHSTANDING THE FOREGOING, MANUFACTURER SHALL NOT BE LIABLE TO DISTRIBUTOR OR CUSTOMERS, FOR ANY INDIRECT, CONSEQUENTIAL, OR SPECIAL DAMAGES WHATSOEVER WHICH ARISE OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE DESIGN, MANUFACTURE, SALE, USE, LICENSING OR PERFORMANCE OF ANY OF THE PRODUCTS, INCLUDING, WITHOUT LIMITATION, DAMAGES ARISING FROM DELAY OF DELIVERY OR FROM LOSS OF PROFITS, DATA, BUSINESS OR GOODWILL, EVEN IF MANUFACTURER IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 11 - Distributor's Warranties

11.1	Warranties to Manufacturer. Distributor represents and warrants to Manufacturer that:

11.1.1
Distributor is duly incorporated and existing in good standing under the laws of China with all requisite power, authority and license to own, operate, license and lease its properties and to carry on its business as now being and is contemplated to be conducted under this Agreement and is qualified to do business in every jurisdiction where such qualification is required. Distributor is not in default in the performance, observance or fulfillment of its articles of incorporation or bylaws.

11.2
Indemnity. Distributor shall, at its sole expense, indemnify, defend and hold Manufacturer harmless against any and all claims, losses or damages (including without limitation, penalties, punitive damages and lost profits), together with all costs and expenses related thereto (including without limitation, attorneys' fees and costs and business interruption expenses), arising from, related to or in connection with: (a) the inaccuracy or breach of any representation or warranty of Distributor contained in this Agreement; (b) any representations or warranties made by Distributor or any of its employees or agents to Customers as to the performance of the Products, which representations or warranties were not expressly made under Manufacturer's then current Warranty Policy; and (c) the activities of Distributor or its employees in the distribution of the Products. Such indemnification shall extend to any and all actions, suits or proceedings incidental to any such claims, losses or damages.

11.3	Remedies. The rights and remedies provided to the parties in this Agreement shall be each party's exclusive rights and remedies for breach of contract.

Article 12 - Import/export Restrictions

12.1
Compliance. Distributor shall comply, at its sole cost, with the terms of its import license or import documentation and Manufacturer's corresponding export license and with all countries within the defined Territory, foreign and local laws and regulations, and International Agreements and Treaties (including, without limitation, laws regarding or limiting export of strategic and/or high technology products to certain countries) in performing its obligations and duties hereunder and in any of its dealings with or relating to Manufacturer and/or any Product.

Distributor will use its best efforts to ensure that Customers will similarly comply with said laws and export licenses.

Article 13 - Taxes and Other Deductions

13.1
No Withholding. No deductions of any kind shall be made from any payment of monies to Manufacturer by Distributor under this Agreement, including the deduction or withholding of any taxes or duties imposed by the government(s) or tax authorities in the Territory.

13.2	Adjustments.

13.2.1
If Distributor is required by the government or taxing authority of the Territory to deduct or withhold any taxes or duties from the monies payable to Manufacturer by Distributor under this Agreement, then Distributor shall pay Manufacturer the gross amount of such monies, so that the net amount received by Manufacturer (after withholding or deducting the required amount) is equal to the amount originally owed or invoiced.

13.3
Taxes. Except as otherwise expressly provided in this Agreement, Distributor shall pay directly, and indemnify Manufacturer against and repay Manufacturer on demand for, any and all income, franchise, sales, use, personal property, ad valorem, value-added, stamp or other taxes, levies, customs, duties or other imposts or fees, together with any loss, liability, claim, costs or expenses, interest and penalties incurred by Manufacturer as a result of Distributor's failure to pay any such taxes when due.

Article 14 - Mediation

14.
Mediation. The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement by mediation. Unless otherwise agreed, the parties will each select a mediator and the 2 mediators will select a third.

Article 15 - Entire Agreement

15.
Entire Agreement. This Agreement, together with its attached Exhibits (all of which are incorporated herein by this reference and made a part hereof), contains the entire agreement between the parties hereto, and supersedes all other oral or written representations, statements, promises, agreements and letters or other expressions of intent of any kind with respect to the subject matter hereof. This Agreement may not be modified or amended without the prior written consent of the parties and any subsequent purchase orders or standard business forms or agreements of either Manufacturer or Distributor shall not be an amendment hereto or revision hereof, whether or not received, accepted, approved or signed by Manufacturer and/or Distributor. However, the foregoing shall not limit the right of Manufacturer to amend, from time to time in its sole discretion, the Prices or the Warranty Policy.

Article 16 - Force Majeure

16.
Force Majeure. Neither party hereto shall have any liability for delay or non-fulfillment of any terms of this Agreement caused by any cause not within such party's direct control (but excluding financial inability) such as act of God, force Majeure, war, riots or civil disturbance, strikes, accident, fire, transportation conditions, labor and/or material shortages, governmental controls, regulations and permits and/or embargoes.

ACCEPTED BY THE UNDERSIGNED FULLY AUTHORIZED AGENTS OF BOTH PARTIES.

For and on behalf of: CJCC
(Who warrants her/his authority hereto)

DATE

Kevin Henderson
President
For and on behalf of: Sequiam Biometrics, Inc.
(Who warrants his/her authority hereto)

Product Description & Product Pricing

EXHIBIT A (Part 1)
Components	Cost per unit to distributor
BIOMETRIC PDA (HDT)

This device consists of a fully functional personal digital assistant equipped with at least 64Mb RAM, 802.11b wireless networking, optional smartcard or RFID interfaces, integrated biometric sensor, Windows Mobile 5, and a touch screen.
TBD

EXHIBIT B
Manufacturer's Warranty

I.	Limited Warranty.

(A)
Manufacturer warrants to Distributor that it has right, title, and interest in Product(s) to rightfully transfer to the Distributor free of any liens and that Product(s) furnished will be new, merchantable, free from defects in material and workmanship, and will conform to and perform in accordance with respective Product specifications for one (1) year from the date of delivery. Should the Products not perform according to applicable Product specifications Manufacturer shall repair replace the Product, at Manufacturer's sole cost and expense.

(B)
Disclaimer of Warranties. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN SECTION 10.1 AND IN THIS EXHIBIT B, MANUFACTURER MAKES NO WARRANTIES OR REPRESENTATIONS TO DISTRIBUTOR OR TO ITS END-USER CUSTOMERS WITH RESPECT TO THE PRODUCTS, THE PERFORMANCE OF THE PRODUCTS, THE DOCUMENTATION PROVIDED WITH RESPECT TO THE PRODUCTS, OR ANY SERVICES PROVIDED HEREUNDER. MANUFACTURER EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, CONCERNING THE PRODUCTS, DOCUMENTATION AND SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER EXPRESS OR IMPLIED WARRANTY, WHETHER ARISING IN LAW, CUSTOM, CONDUCT OR OTHERWISE.

(C)
Neither Distributor nor its sales representatives, agents or third party Distributors or marketers has the authority to make or bind Manufacturer to any affirmation, warranty, guarantee,, or representation, whether written or oral, concerning the Products.

(D)
Defective Product(s) in warranty will be returned to Manufacturer for repair or replacement at no charge to Distributor. The Distributor shall notify the Manufacturer's Customer Service Organization to describe the nature of the defective product. The Manufacturer will assess the problem and provide shipping instructions including assigning an return goods authorization number (RGA) to facilitate the shipment of the defective Product back to the Manufacturer. Unless otherwise agreed by the Manufacturer and the Distributor, Manufacturer shall complete repairs and ship repaired Product(s), or replace Product(s), within fifteen (15) business days of receipt of defective Product(s) at Manufacturer factory location in the Continental United States. The Distributor shall bear the risk of in-transit loss or damage up to the point the Product(s) is placed in the possession of the carrier and Manufacturer shall bear the cost of transportation charges for shipment to Manufacturer of the Product(s) to be repaired or replaced. For return shipments from Manufacturer to Distributor, Manufacturer shall bear the risk of in-transit loss or damage and shall prepay and bear the cost of transportation charges for shipment of the Product(s) which has been repaired or replaced. If the Product(s) returned is not defective or is not in warranty, Manufacturer shall promptly advise Distributor in writing of this. In such cases, Manufacturer shall either (1) return the Product(s) to Distributor at Distributor's expense and risk in its "as-received" condition or (2) repair the Product(s) if so instructed by Distributor in writing and charge Distributor for labor, parts, and shipping in accordance with Article II "Repairs Not Covered under Warranty."

(E)
Any replacement, repair, modification, installation, or other service performed by Manufacturer shall be warranted, commencing with the date upon which repaired Product(s) is returned to Distributor for the remainder of the unexpired period of the warranty or ninety (90) days, whichever is greater.

(F)	The warranties herein do not extend to Product(s) to the extent that such Product(s) have
(1)	been subject to misuse, neglect, accident, or abuse not caused by Manufacturer;
(2)	been wired, repaired, or altered by anyone other than Manufacturer without Manufacturer's approval;
(3)	been improperly used by any personnel, including Distributor and Customer;
(4)	been used in violation of the appropriate written instructions furnished to Distributor; or
(5)	been subjected to improper temperature, humidity, or other environmental conditions, and such action is the cause of the damage or malfunction.

II.	Repairs Not Covered under Warranty

(A)
In addition to repairs provided for under the "Warranty" section of this policy, Manufacturer agrees to provide repair services on all Product(s) ordered hereunder during the respective periods during which Product(s) is manufactured by Manufacturer, and for a period of one (1) year after Product(s) has been manufacturer discontinued.

(B)	Repair pursuant to this Article II shall be performed and billed at Manufacturer's prevailing repair charge rates.